Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 5, 2013 (except for Notes 7, 9 and 11 as to which the date is July 24, 2013), with respect to the consolidated financial statements of RetailMeNot, Inc., and July 16, 2012, with respect to the financial statements of eConversions Limited, included in the Registration Statement (Form S-1) and related Prospectus of RetailMeNot, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

December 2, 2013